UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 6, 2006

MERCANTILE BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-5127	52-0898572
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

Two Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203

(Address of principal executive offices) (Zip Code)

(410) 237-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)  Compensatory Arrangements of Certain Officers.

On December 6, 2006, the Compensation Committee of the Board of Directors of Mercantile Bankshares Corporation (“Bankshares”) approved the payment of cash bonuses for 2006 to Bankshares’ principal executive officer, the other named executive officers (as defined in Instruction 4 to Item 5.02 of Form 8-K) and Bankshares’ principal financial officer, as follows:

Edward J. Kelly, III	$950,000
Alexander T. Mason	750,000
Jay M. Wilson	750,000
J. Marshall Reid	500,000
Peter W. Floeckher, Jr.	400,000
Terry L. Troupe	180,000

The foregoing cash bonuses will be paid in December, 2006 in lieu of any cash bonus payments for 2006 that would otherwise be payable to such executive officers under Bankshares’ Annual Incentive Compensation Plan, and are being paid in connection with the previously disclosed Agreement and Plan of Merger, dated as of October 8, 2006 (the “Merger Agreement”), by and between Bankshares and The PNC Financial Services Group, Inc. (“PNC”).  All amounts are equivalent to the bonuses paid to such officers for 2005, except Jay M. Wilson, who received a bonus of $350,000 in 2005.

Additionally, the Compensation Committee approved a grant of restricted stock to Mr. Wilson on December 6, 2006 of 10,463 shares.  The shares of restricted stock vest pro rata over three years, subject to acceleration of vesting in the event of the closing of the merger of Bankshares with PNC as contemplated by the Merger Agreement.  In accordance with the terms of the Merger Agreement, the grant is subject to the consent of PNC.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mercantile Bankshares Corporation
(Registrant)

Date: December 12, 2006	/s/ Terry L. Troupe
Terry L. Troupe
Chief Financial Officer and
Executive Vice President